FILED PURSUANT TO RULE 424(b)(3)
                                                    S.E.C. FILE NUMBER 333-23063


SIXTH SUPPLEMENT TO PROSPECTUS
December  8, 1999
(TO PROSPECTUS DATED SEPTEMBER 18, 1997)

The Prospectus dated September 18, 1997, as supplemented through the date hereof (the "Prospectus"), relating to the offer and sale, from time to time, by the Selling Securityholders listed therein of up to $550,000,000 aggregate principal amount of 3% Convertible Subordinated Notes Due February 15, 2002 (the "Notes") of Cendant Corporation (the "Company") and up to 17,959,205 shares of common stock, $.01 par value of the Company, issuable upon conversion of the Notes, is hereby supplemented as follows:

We urge you to carefully read the "Risk Factor" section appearing on page S-2 , where we describe specific risks associated with the Notes.

The  following   entities  are  hereby  named  as  Selling   Securityholders  as
contemplated on page 29 of the Prospectus:

                                       PRINCIPAL AMOUNT        NUMBER OF
                                       OF NOTES COVERED      SHARES COVERED
    SELLING SECURITYHOLDER            BY THIS PROSPECTUS   BY THIS PROSPECTUS
--------------------------------     -------------------- -------------------

Morgan Stanley Dean Witter                 $300,000a                  9,795a
1585 Broadway
5th Floor
New York, NY 10036

Donaldson, Lufkin & Jenrette               $500,000a                  16,326a
Securities Corp.
401 City Avenue, Suite 210
Bala Cynwyd, PA 19004

--------------------------------------------------------------------------------
a)Principal Amount of Notes and Number of Shares represented in this Supplement by this Selling Securityholder is in addition to those Notes and Shares set forth with respect to this Selling Securityholder in the Prospectus, as supplemented through the date hereof.

                                   RISK FACTOR

           You should carefully read the following risk factor before purchasing any Notes.

Discovery  of  Accounting   Irregularities   and  Related   Litigation  and  SEC
Investigation


           Since the April 15, 1998 announcement of the discovery of accounting irregularities in the former business units of CUC International, Inc. approximately 70 lawsuits claiming to be class action lawsuits, two lawsuits claiming to be brought derivatively on our behalf and several individual lawsuits and arbitration proceedings have been commenced in various courts and other forums against us and other defendants, asserting various claims under the federal securities laws and certain state statutory and common laws, including claims that our previously issued financial statements allegedly were false and misleading and that we allegedly know or should have known that they caused the price of our securities to be artificially inflated. In addition, the staff of the SEC and the United States Attorney for the District of New Jersey are conducting investigations relating to the accounting issues. The SEC Staff has advised the Company that its inquiry should not be construed as an indication by the SEC or its staff that any violations of law have occurred. Please see the Company's Annual Report on Form 10-K/A for the fiscal year ending December 31, 1998 for a full description of such litigation and proceedings.

           On December 7, 1999, we announced that we reached a preliminary agreement to settle the principal securities class action pending against us in the U.S. District Court in Newark, New Jersey relating to the aforementioned class action lawsuits. Under the agreement, we would pay the class members $2.83 billion in cash. The settlement remains subject to execution of a definitive settlement agreement and approval by the U.S. District Court. If the preliminary settlement is not approved by the U.S. District Court, we can make no assurances that the final outcome or settlement of such proceedings will not be for an amount greater than that set forth in the preliminary agreement. Please see our Form 8-K, dated December 7, 1999, for a description of the preliminary agreement to settle the common stock class action litigation.